Exhibit 5.1

July 18, 2024

Achari Ventures Holdings Corp. I
60 Walnut Avenue, Suite 400
Clark, NJ 07066

Re:	Achari Ventures Holdings Corp. Registration Statement on Form S-4

We have acted as counsel to Achari Ventures Holdings Corp. I. (“Achari”), in connection with the Registration Statement on Form S-4 filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), originally filed with the Securities and Exchange Commission (the “Commission”) on January 8, 2024 (the “Initial Filing”), and as amended on February 14, 2024 (“Amendment No. 1”), April 9, 2024 (“Amendment No. 2”), April 30, 2024 (“Amendment No. 3”), May 28, 2024 (“Amendment No. 4”), June 14, 2024 (“Amendment No. 5”) and July 5, 2024 (together with the Initial Filing, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4 and Amendment No. 5, the “Registration Statement”), relating to the Business Combination Agreement, dated December 6, 2023 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Achari, Achari Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Achari (“Merger Sub”), and Vaso Corporation, a Delaware corporation (“Vaso”).

Pursuant to the Business Combination Agreement and subject to the terms and conditions thereof, the following transactions will occur on the date of closing, among other things: (i) Merger Sub will merge with and into Vaso (the “Merger”) with Vaso being the surviving corporation of the Merger and, as a result of which, Achari will become the parent company of Vaso, (ii) the form of the Fifth Amended and Restated Certificate of Incorporation of Achari will be further amended and restated, to be in the form filed as Exhibit 3.3 to the Registration Statement (the “Amended and Restated Charter”) and (iii) Achari will issue to current stockholders of Vaso, as consideration in the Merger, up to 17,600,000 shares of Class A common stock, par value $0.0001 per share, of Achari (the “Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and in connection with the registration under the above-referenced Registration Statement of the Shares. In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of officers of the Company. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

(i) a copy of the Business Combination Agreement, as filed as Exhibit 2.24 to the Registration Statement;

(ii) the form of Amended and Restated Charter to be filed with the Secretary of State of the State of Delaware prior to the closing of the Merger and the issuance of any of the Shares and as further described above;

(iii) the form of Amended and Restated Bylaws of Vaso Holding Corp. (fka Achari Ventures Holdings Corp. I) filed as Exhibit 3.4 to the Registration Statement and to be adopted by Achari prior to the closing of the Merger and the issuance of any of the Shares;

(v) the Specimen Class A Common Stock Certificate, filed as Exhibit 4.3 to the Registration Statement;

(viii) the existing corporate and organizational documents of Achari;

(ix) minutes and records of corporate proceedings of the Achari with respect to the issuance of the Shares;

(x) the Registration Statement and the exhibits thereto; and

(xi) such other instruments, documents, statements and records of Achari and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

For purposes of this letter, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than Achari, and the due authorization, execution and delivery of all documents by the parties thereto other than Achari. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of Achari and others.

Subject to the assumptions, qualifications and limitations identified in this letter, we advise you that, in our opinion, upon (a) the Registration Statement becoming effective pursuant to the provisions of the Securities Act and the effectiveness of the Merger in accordance with the Business Combination Agreement, (b) a prospectus with respect to the Shares being filed (or transmitted for filing) with the Commission pursuant to Rule 424(b) of the Securities Act, (c) any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities having been obtained and (d) the New Charter having been filed with the Secretary of State of the State of Delaware, and (e) the issuance of the Shares pursuant to the Business Combination Agreement, the Shares will be validly issued, fully paid and non-assessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies and (v) any laws except the General Corporation Law of the State of Delaware. In addition, we do not express any opinion with respect to the enforceability of any provision contained in any agreements relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations.

This opinion is furnished to you in connection with the registration of the Shares under the above-referenced Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Our opinions expressed above is limited to the Delaware General Corporation Law. We do not express any opinion concerning any other laws. This opinion is given as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Shares.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

Katten Muchin Rosenman LLP